UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2009

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed in its Annual Report on Form 10-K for the fiscal year ended March 1, 2008, Best Buy Co., Inc. (the “registrant”) acquired a 75% interest in Jiangsu Five Star Appliance Co., Ltd. (“Five Star”) on June 8, 2006, for $184 million, which included a working capital injection of $122 million and transaction costs.  At the time of the purchase, the registrant also entered into an agreement with Five Star’s minority shareholders to acquire the remaining 25% interest in Five Star after an additional period of no more than four years, subject to Chinese government approval.

With the support and partnership of Five Star’s leadership, the registrant pursued the acquisition of the remaining 25% interest in Five Star to accelerate the integration of Best Buy and Five Star in China. On February 6, 2009, the registrant was granted a business license which converted Five Star into a wholly-owned foreign enterprise, which is now 100% owned by the registrant.  In accordance with the terms of the purchase agreement, the registrant expects to close on the acquisition of the remaining 25% interest in Five Star by paying approximately $185 million in cash to Five Star’s minority shareholders.  The purchase price is primarily based on a previously agreed-upon pricing formula and is expected to be paid by no later than February 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: February 10, 2009	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer